Exhibit 10.3

FIRST AMENDMENT TO THE
SURGERY PARTNERS, INC. CASH INCENTIVE PLAN

    THIS AMENDMENT to the Surgery Partners, Inc. Cash Incentive Plan (the “Plan”) is made by Surgery Partners, Inc. (the “Company”) on this 18th day of March, 2020, but to be effective with respect to awards made beginning in 2019 and thereafter.

RECITALS:

    WHEREAS, the Company established the Plan to provide incentive awards to selected officers of the Company that are paid in cash based on the achievement of performance goals that are identified by the compensation committee of the Company’s board of directors (the “Committee”);

    WHEREAS, the Company also maintains the Surgery Partners, Inc. 2015 Omnibus Stock Incentive Plan (the “Stock Incentive Plan”) that provides for stock incentive awards to officers, directors and employees of the Company, and the Stock Incentive Plan permits the Committee to distribute common stock authorized thereunder in settlement of cash payments due under any other plan or program of the Company; and

    WHEREAS, the Company desires to amend the Plan so that amounts due under the Plan can be paid out in the form of the Company’s common stock under an award authorized under the Stock Incentive Plan at the discretion of the Committee;

NOW, THEREFOR, based on the foregoing premises, the Company does hereby amend the Plan by restating Section 7 as follows:

7. PAYMENT UNDER AWARDS

    Except as otherwise determined by the Administrator or as otherwise provided in this Section 7, all payments under the Plan will be made, if at all, not later than March 30th of the calendar year following the calendar year in which the Performance Period ends; provided, that the Administrator may authorize elective deferrals of any Cash Incentive Award payments in accordance with the deferral rules of Section 409A of the Code. Payments under the Plan will be made in cash or, at the sole discretion of the Administrator, in the form of an award under the Company’s 2015 Omnibus Stock Incentive Plan (including without limitation “Unrestricted Stock” as defined therein). Any such award under the Stock Incentive Plan is conditioned on action by the administrator thereof to authorize the award. Unless otherwise determined by the Administrator, a Cash Incentive Award payment will not be made unless a Participant has remained employed with the Company and its affiliates through the date of payment.

    IN WITNESS WHEREOF, the undersigned authority has executed this instrument on the date first written above.

SURGERY PARTNERS, INC.

By: /s/ Jennifer Baldock

Its:	Executive Vice President, Chief Administrative and Development Officer